Exhibit 10.12

September 3, 2020

Tyler Danielson

RE: OFFER OF EMPLOYMENT

Dear Tyler:

The FOXO team (collectively, “Company,” “our,” “we” or “us”) is pleased to offer you the role and position as our Chief Technology Officer.

We are very excited to make you this offer and to have you join our team!

Your Role:

As the Chief Technology Officer of the Company, you will work closely with the entire team to create the most innovative, modern and exciting - technology enabled - life insurance company ever conceived.

Our Company is dedicated to modernizing the longevity insurance industry with molecular biotechnology for both underwriting and consumer engagement. As such, FOXO is the most forward thinking life insurance company to use and deploy modern technology that promises to change an industry. As the Chief Technology Officer, your role sits at the core of how FOXO will use and deploy technology in redefining an industry.

Your professional and personal experience has prepared you for this role unlike any other candidate. In your role, you will work directly with the Chief Executive Officer, to ensure his bold entrepreneurial vision of an industry redefined plays out masterfully in its execution. Accordingly, you will lead a cross functional team charged with the task of bringing FOXO.Life into reality by Q2-2020. In order to achieve this goal, FOXO.Life will use a combination of systems that provide efficiencies that allow our reimagined life insurance product shine. Our reimagined life insurance product combines the old with the new - creating something entirely different.

Our hypothesis is that a traditional life insurance policy (the “old”) is combined with a molecular health and wellness platform (the “new”), we transform the product into a health and wellness product. We have tested this hypothesis directly with consumers and with insurance agents. And we are confident that executed properly, we can create a value proposition that will stand out and attract a significant following among younger, tech savvy, highly educated, higher income earning individuals - and the agents who strive to serve them.

FOXO Bioscience | 220 South Sixth Street, Suite 1200 | Minneapolis, MN 55402

We are deeply passionate that the primary benefit of our FOXO life insurance product is helping its customers live healthier lives. And we believe healthier lives begin with molecular health and wellness - the foundation of all life on earth. Scientists have only recently gained access to the tools and technology necessary to unbundle the foundational relationships of our biology. The human genome, that took a decade to sequence at a cost of $3B in 2003 can be sequenced in a few hours for a few hundred dollars. Thus, in less than seventeen years, science and technology has fundamentally changed our understanding of our human biology. And as our Chief Technology Officer, you can appreciate how technology will continue to accelerate and play a growing role in our lives. Your role is to lead the FOXO team to harness technology in order to achieve our strategic goals and objectives with maximum efficiency.

Your Position:

The key accountabilities and duties of the Chief Technology Officer position include, but are not limited, to the following:

●	Leading a cross-functional internal team, along with third party vendors, in the technology implementation necessary to successfully launch and operate our FOXO.Life.

●	Lead the development of our digital platform that allows consumers to seamlessly purchase our products, as well as allow for customers servicing, claims management, and health and wellness engagement.

●	Set and implement the company’s technology vision and plan, ensuring resources (internal and third-party) meet the company’s short and long-term needs with functionality and efficiency.

●	Work with executive leadership to make decisions on behalf of the Company’s technological requirements that align to the business goals.

●	You are expected to act as both a technology and business expert, making decisions that will impact the current and future operations of the Company.

●	Develop and implement policies and systems to ensure company’s systems and data are secure. This includes being a primary participant towards obtaining and maintaining SOC2 certification.

●	Work with General Counsel to ensure the Company’s data policies and systems comply with appropriate regulatory frameworks.

The key consideration of the terms of our offer of employment are in Exhibit A. If these terms of employment are acceptable, please indicate your acceptance below.

Sincerely,

Jon Sabes

Chief Executive Officer

FOXO Bioscience | 220 South Sixth Street, Suite 1200 | Minneapolis, MN 55402

I hereby accept the role and position as Chief Technology Officer of FOXO, the terms of my employment are set forth on Exhibit A.

ACCEPTED:

/s/ Tyler Danielson

Tyler Danielson

Date: 9/5/2020

FOXO Bioscience | 220 South Sixth Street, Suite 1200 | Minneapolis, MN 55402

Exhibit A

POSITION:	Chief Technology Officer

REPORT:	You will report to Jon Sabes and [his/her] designees as directed.

START DATE:	October 5, 2020

LOCATION:	Initially, during the COVID-19 pandemic, you will work remotely from your residence. In the future, as the pandemic subsides, we may request you to work at our offices in Minneapolis and/or Austin, TX. If your position within the Company requires you to relocate, the Company would cover your relocation expenses.

COMPENSATION:	Base Salary – $195,000 per annum.

Your base salary will be (gross), less applicable income tax and other legally required withholding and any deductions that you authorize. Salaries are paid biweekly directly into a nominated bank account.

Signing Bonus – Sprinter Van

You will design and configure FOXO#2 Sprinter Van for your use as long as you are an employee of FOXO. The FOXO#2 Sprinter Van configuration will be approved by the CEO and paid for by the Company. At your discretion you can set the time for it to be booked, however, when the FOXO#2 Sprinter Van is not in use, it will be available for other Company team members to use. Other than insurance, all operating costs and damage shall be that of the user, unless FOXO#2 is used for corporate business. Standard maintenance costs of FOXO#2 shall be paid by the Company.

Incentive Compensation – You will be eligible to participate in our incentive compensation plan that will provide you with an annual incentive compensation in the form of cash and stock options based upon your performance and the company’s achievement of certain milestones. We expect this incentive compensation award to be paid annually and equate to up to 20% of your annual Base Salary. Incentive compensation will be discretionary by the Company.

Equity Based Incentive Compensation – The Company plans to adopt a new equity-based stock option incentive compensation program by no

FOXO Bioscience | 220 South Sixth Street, Suite 1200 | Minneapolis, MN 55402

later than Q3-2020. At the time of the new plan’s adoption, you will be awarded stock option equity-based incentive compensation. The initial value of the stock option you receive will be 1X your Base Salary. In addition, you will receive additional stock option awards as part of the Company’s equity based incentive compensation awards. The first additional award shall be made on June 30, 2021, with additional awards every six months thereafter. The amount of incentive compensation awards are at the discretion of the Company.

EXPENSES:	We will reimburse you for all appropriate and reasonable business expenses you have incurred in performing your duties.

TERM:	The term of your employment is at-will.

BENEFITS:	As a regular full-time employee, you will be eligible to participate in the following sponsored benefits, subject to the terms and conditions of each benefit plan or program:

●	401k Plan – (available soon)

●	Medical, Dental and Vision – (For you and your eligible dependents.)

●	Life and AD&D Insurance – (Paid for by us in an amount of 1x you Annual Salary to a maximum of $50,000.)

●	Short-Term and Long-Term Disability Insurance – (Paid by us.)

●	Paid Time Off (PTO) – (You will receive a total of twenty-five (25) days per year, comprised of Vacation and Sick Days.)

●	Holidays – (You are entitled to seven (7) paid holidays.)

●	Other Voluntary Benefits – Some of the benefits are governed by insurance contracts and benefits summaries, and the terms and conditions in those materials’ control. Others are based on our established policies and procedures. Like other employers, we review our benefits regularly and reserve the right to add new benefits, modify existing programs, and terminate them, as we deem necessary. All terms and conditions of employment are subject to modification from time to time as we deem necessary or appropriate.

FOXO Bioscience | 220 South Sixth Street, Suite 1200 | Minneapolis, MN 55402

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